As filed with the Securities and Exchange Commission on December 30, 2004
                                                     Registration No. 333-______
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                              XYBERNAUT CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       Delaware                                           54-1799851
-------------------------------                       ------------------
(State or other jurisdiction of                        (I.R.S. Employer
 Incorporation or organization)                       Identification No.)

                             12701 Fair Lakes Circle
                             Fairfax, Virginia 22033
                                 (703) 631-6925
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, Including area code, of registrant's principal executive offices)

                                Edward G. Newman
                             12701 Fair Lakes Circle
                             Fairfax, Virginia 22033
                                 (703) 631-6925
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                                    Copy to:

                           Martin Eric Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6000

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                               CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
            Title of Each Class                                     Proposed Maximum        Proposed
       of Securities to be Registered             Amount to be       Offering Price          Maximum           Amount of
          Offering Price Fee(6)                   Registered(1)         Per Share           Aggregate        Registration
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.......    9,167,386 (2)        $1.28(4)           $11,734,254.08     $ 1,381.12
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.......    9,167,386 (2)(3)     $1.28(5)           $11,734,254.08     $ 1,381.12
---------------------------------------------------------------------------------------------------------------------------
Total Registration Fee.......................                                                               $ 2,762.24
---------------------------------------------------------------------------------------------------------------------------

(1) Represents the shares of common stock being registered for resale by the selling stockholders and the number of shares of common stock issuable upon exercise of warrants to purchase shares of our common stock by the selling stockholders.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling stockholders upon adjustment under anti-dilution provisions covering the additional issuance of shares by Xybernaut resulting from stock splits, stock dividends or similar transactions.

(3) Represents the number of shares of common stock issuable upon exercise of warrants to purchase shares of our common stock.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act; based on the average ($1.28) of the closing bid ($1.28) and asked ($1.28) price on the Nasdaq Small Cap Market on December 23, 2004.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of
         (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.

(6) Calculated pursuant to Section 6(b) of the Securities Act based upon Proposed Maximum Aggregate Offering Price multiplied by .00011770.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, the selling stockholders or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

                 SUBJECT TO COMPLETION, DATED DECEMBER 30, 2004

PROSPECTUS

                              XYBERNAUT CORPORATION

                        18,334,772 shares of common stock

         The selling stockholders of Xybernaut Corporation listed on page 10 of this prospectus are offering for sale up to 18,334,772 shares of common stock of Xybernaut under this prospectus.

         The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution".

                     -------------------------------------
                     NASDAQ Small Cap Market Symbol: "XYBR"
                     -------------------------------------

         On December 21, 2004, the closing price of one share of our common stock on the NASDAQ Small Cap Market was $1.28.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
     SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is December __, 2004

                                  RISK FACTORS

         Before you buy shares of our common stock, you should be aware that there are various risks associated with that purchase, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section "Where You Can Find More Information About Us," before you decide to purchase shares of our common stock.

    -----------------------------------------------------------------------
                   Risks Associated with Our History of Losses
                          and Future Need for Capital
    -----------------------------------------------------------------------

We have a history of losses and, if we do not achieve profitability, we may not be able to continue our business in the future.

         Our sales, marketing, research, development and general and administrative expenses have resulted in significant losses and are expected to continue to result in significant losses for the foreseeable future. We have incurred the following losses since 2001:

         Fiscal quarters ended:

         o  March 31, 2004              $(3,559,230)
         o  June 30, 2004               $(4,396,117)
         o  September 30, 2004          $(4,542,226)

         Fiscal years ended:

         o  December 31, 2001           $(32,199,579)
         o  December 31, 2002           $(26,580,833)
         o  December 31, 2003           $(18,584,229)

We could be required to reduce spending and operations if we are unable to maintain reduced cash operating expenses and obtain financing.

         We have recorded net losses since our inception. These losses are primarily attributable to the operating expenses incurred by us to design, develop, market and sell our mobile and wearable computer products and to provide general and administrative support for these operating activities. Our revenues and gross margins have not been sufficient to fund these operating activities. As a result, we have consistently reported negative cash flows from operating activities and net losses and had an accumulated deficit of $162,104,961 at September 30, 2004.

         The combination of our operating losses and working capital requirements has severely impacted our financial position and liquidity. During 2004, 2003 and 2002, we funded our operating and investing activities through our financing activities, which consist primarily of private placements of common stock, warrant and stock option exercises and borrowings.

         We have taken steps that we believe are necessary to improve our operations and raise additional capital, both of which are needed to enhance our ability to meet our cash flow needs through December 31, 2004 and thereafter. During 2002 and 2003, we performed reviews of our operations and implemented various cost cutting programs to reduce our operating expenses to better align costs with current and expected business volume. We incurred total operating expenses in 2003 of approximately $16.3 million, a decrease from $28.0 million and $33.6 million in 2002 and 2001, respectively. Assuming there are no significant changes to our business plan, we expect to maintain a quarterly operating expense level of between $4,000,000 and $6,000,000, representing savings of over 50% from fourth quarter 2001 levels. Future significant fluctuations may still occur as a result of our research and development activities, which will vary depending on our wearable and mobile computer product development cycle during any given period. Additionally, our new operations in China are expected to increase our operating expenses. We believe that our current staffing and resources will be sufficient to carry out our business plan for the foreseeable future.

         During the period from January 1, 2004 through the date of this filing, we raised approximately $19 million through sales of our common stock to institutional investors, through warrant and stock option exercises and through borrowings, inclusive of the financings in this filing. We believe that the combination of cash on hand, cash flows from operations, and outside additional funding from third party investors will provide sufficient liquidity to meet our ongoing cash requirements. This is based on our historical ability to raise funds in the form of debt and equity financings. However, there can be no assurance that we can or will obtain sufficient funds from operations or from additional financings on terms acceptable to us. If we are unable to obtain sufficient additional financing, we could be required to reduce spending and operations further in order to maintain our operations at a reduced level.

We may face difficulties in obtaining needed financings.

         If the general equity markets, the price of our common stock, or the U.S. or world economy were to continuously decline, we could face difficulties in our ability to raise additional capital. Additionally, we have historically made several private placements of our common stock each year, primarily to a limited number of institutional investors who specialize in making similar types of investments. If these institutional investors were to choose to not participate in future private placements, we could face difficulties in our ability to raise additional capital. Our Certificate of Incorporation limits our ability to issue more than 240,000,000 shares of common stock. A limitation on the number of authorized shares may hinder our ability to obtain additional equity financing.

             ------------------------------------------------------
             Risks Associated with the Industry in Which We Operate
             ------------------------------------------------------

Our future revenues and ability to produce new products depend substantially on the success of the Mobile Assistant(R) and AtigoTM series.

         The Mobile Assistant and Atigo series are our principal hardware products and our success will depend to a large extent upon their commercial acceptance, which cannot be assured. Additional product development will result in significant research and development expenses that may be unrecoverable should commercialization of new products prove unsuccessful. We also could require a higher level of funding if research and development or sales and marketing expenses are greater than we anticipate. As with most high technology products, new models must be introduced periodically for us to remain competitive. There can be no assurance that these new models can be successfully developed or marketed or will be commercially accepted.

We have commitments to purchase inventory and services in the future.

         From time to time, we have commitments to purchase inventory, tooling and/or engineering and other services from our suppliers and manufacturers related to our current and future hardware product lines. Our commitments are typically highest during periods of product design and when we are procuring inventory related to anticipated sales. We expect that we will continue to enter into such commitments during 2005 and thereafter as we design, develop and procure future wearable computer product lines.

         During 2003, we entered into an agreement with IBM under which we agreed to purchase approximately $4,900,000 in MA V computing units, flat panel displays, peripherals and component parts. During 2003, we received all of this inventory and made payments of $4,363,458. During January 2004, we made the final payments required by this agreement.

         At September 30, 2004, we had commitments to purchase approximately $3,500,000 in inventory, related primarily to pending orders from the Atigo product line.

We may have to lower prices or spend more money to effectively compete against companies with greater resources than us, which could result in lower revenues and/or profits.

         The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, competing technologies and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which could result in reduced or negative margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main hardware competitors, which include established companies like CDI, ViA Inc., MicroSlate, Texas Microsystems, OQO, Symbol, Raytheon, Panasonic and others, we would not be able to generate sufficient revenues to grow our company or reverse our history of losses.

         In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time intensive process. Further, if other companies choose to aggressively compete against us, we may have to reduce our prices and spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These lower prices and higher expenses would adversely affect our operations and cash flows.

Currency fluctuations, especially in the Japanese Yen, European Euro, Hong Kong Dollar, and Korean Won may significantly increase our expenses and affect our results of operations.

         The exchange rates for some local currencies in countries where we operate may fluctuate in relation to the U.S. dollar. Such fluctuations may have an adverse effect on our competitive position as well as our expenses, revenues, earnings, assets or liabilities when local currencies are translated into U.S. dollars. We have significant operations in Asia, in particular Japan and China, and Europe, in particular Germany. In 2004, we began actively marketing our mobile/wearable hardware solutions in the People's Republic of China through our 60% ownership in Xybernaut China Limited, a joint venture with Softbank Investment International (Strategic) Ltd. We also entered into a distribution agreement with Shenzhen Sunshine Hi-Tech Co. Ltd., a corporation existing under the laws of the People's Republic of China, whereby Sunshine develops and manufactures products on our behalf. In addition to our China joint venture and our minority equity interest in Sunshine, we are party to supplier arrangements with several companies in Asia and Europe for the production of our hardware products. Our foreign operations, including payments to our suppliers, are typically funded in local currencies. Any changes in the value of the U.S. dollar against these currencies could result in an increase in our reported expenses or inventory costs or a decrease in our reported revenues which, if substantial, could have a material adverse effect on our financial condition and results of operations.

If our sales and receivables continue to be concentrated among a small number of our customers, the loss of a customer, a substantial decrease of sales to one of our customers or a customer's inability to pay amounts owed to us may have a material adverse effect on our sales, operating results and cash flows.

         A significant percentage of our sales has been concentrated among a relatively small number of customers. For the nine months ended September 30, 2004, we had two (2) customers which each comprised more than 10% of our total revenues, representing 25% of total revenues. For fiscal year ended December 31, 2003, we had two (2) customers which each comprised more than 10% of our total revenues, representing 38% of total revenues. Additionally, at September 30, 2004, we had one customer which comprised more than 10% of our total accounts receivable, representing 26% of total accounts receivable. At December 31, 2003, we had two (2) customers which each comprised more than 10% of our total accounts receivable, representing an aggregate of 38% of total accounts receivable. There can be no assurance that this concentration of sales and receivables among customers will not continue in the future. The loss of a significant customer or a substantial decrease in sales to such a customer would have a material adverse effect on our sales and operating results. Our arrangements with certain of our customers, especially those related to the sale of our wearable computer hardware products, are based on the receipt of purchase orders and otherwise are not subject to long-term written contracts and generally may be terminated upon short notice. In addition, these and other customers may demand price concessions from us that could adversely affect profit margins. Also, our cash flows may be adversely affected if a customer is unable or unwilling to pay amounts owed to us.

                      ------------------------------------
                              Risk Associated with
                      Our Internal Operations and Policies
                      ------------------------------------

Since we do not intend to declare dividends in the foreseeable future, the return on your investment will depend upon appreciation of the market price of your shares.

         We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in us will depend upon any appreciation in the market price of our common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

               --------------------------------------------------
               Risks Which May Dilute the Value of Your Xybernaut
                Shares or Limit the Effect of Their Voting Power
               --------------------------------------------------

The price of our common stock is highly volatile.

         The price of our common stock is highly volatile. During the period from January 1, 2000 to December 21, 2004 the price of our common stock has ranged from a high of $29.97 to a low of $0.19. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares; (2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; (3) market conditions for technology companies in the small capitalization sector; and (4) general economic and market conditions.

We have recently issued a significant amount of our common stock.

         During the period from January 1, 2004 through December 21, 2004, we raised approximately $19,000,000 through sales of our common stock to institutional investors, through warrant and stock option exercises and through borrowings, inclusive of the financings in this filing. Approximately $14,500,000 was raised through private placements, representing 13,560,981 shares of common stock issued, which number includes 9,167,386 shares of common stock issued and included on this prospectus. The remaining$4,500,000 was raised through the exercise of stock options and other warrants, representing an additional 4,592,814 shares of common stock issued. As a result of thes financings activities described above, a total of 18,153,795 shares of common stock were issued during this period. This represents a 10.5% increase in the number of shares outstanding as compared to the number of shares outstanding as of January 1, 2004.

We have 20,640,208 shares of our common stock reserved for future issuances which can substantially dilute the value of your Xybernaut common stock.

         The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of December 21, 2004 we had 20,640,208 shares of common stock reserved for possible future issuances upon conversion of options and warrants, which number includes 9,167,386 shares of common stock reserved in connection with shares underlying warrants included on this prospectus. These options and warrants are convertible into or exercisable for shares of common stock at prices that may represent discounts from future market prices of the common stock. The exercise of these options or warrants could result in substantial dilution to existing holders of common stock. The sale of the common stock acquired at a discount could have a negative impact on the trading price of the common stock and could increase the volatility in the trading price of the common stock. See the section entitled "Dilution" for a summary of the number of shares which could be issued upon conversion of the outstanding warrants at various market prices.

         In addition, we may seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in Xybernaut.

Anti-takeover measures in our certificate of incorporation could adversely affect the voting power of the holders of the common stock.

         Our certificate of incorporation authorizes anti-takeover measures such as the authority to issue "blank check" preferred stock and the staggered terms of the members of our board of directors. Those measures could have the effect of delaying, deterring or preventing a change in control without any action by our stockholders. In addition, issuance of preferred stock, without stockholder approval, on those terms as the board of directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-19041) until all of the shares are sold:

         o Current Report on Form 8-K for the event dated December 20, 2004 filed with the SEC on December 23, 2004;

         o Current Report on Form 8-K for the event dated November 9, 2004 filed with the SEC on November 10, 2004;

         o Current Report on Form 8-K for the event dated November 1, 2004 filed with the SEC on November 5, 2004;

         o Current Report on Form 8-K for the event dated August 26, 2004filed with the SEC on October 29, 2004;

         o Current Report on Form 8-K for the event dated August 5, 2004 filed with the SEC on August 5, 2004;

         o Current Report on Form 8-K for the event dated July 28, 2004 filed with the SEC on July 28, 2004;

         o Current Report on Form 8-K for the event dated May 4, 2004 filed with the SEC on May 4, 2004;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 filed with the SEC on November 8, 2004;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 filed with the SEC on August 6, 2004;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC on May 7, 2004;

         o Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 12, 2003; and

         o The description of our common stock contained in the registration statement on Form 8-A filed on July 15, 1996 under the Exchange Act (File No. 0-15086), including all amendments or reports filed for the purpose of updating that description.

         You may request a copy of these filings, at no cost, by writing to us at 12701 Fair Lakes Circle, Suite 550, Fairfax, Virginia 22033, Attention: Bruce Hayden, Chief Financial Officer, or by telephone at (703) 631-6925 or by e-mail at investorrelations@xybernaut.com.

         You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares.

         We will receive proceeds, if any, from the exercise of warrants. We will use those proceeds, if any, for working capital and general corporate purposes.

         We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION

         As of December 21, 2004 we had issued and outstanding 190,512,018 shares of common stock. At that date, there were an additional 20,640,208 shares of common stock reserved for possible future issuances as follows:

         o options to purchase 7,562,231 shares at an exercise price of between $0.24 and $23.38 per share. We have registered the shares issuable upon exercise of the options under the Securities Act;

         o warrants to purchase 11,345,285 shares at a price between $0.60 and $5.00 per share. Of the 11,345,285 shares, we have previously registered a total of 2,077,899 shares issuable upon exercise of these warrants. This prospectus covers an additional 9,167,386 shares of common stock issuable upon exercise of warrants, which shares will be freely tradable without restriction (subject to prospectus delivery requirements) on the effective date of the registration statement. The remaining 100,000 shares will be deemed to be "restricted securities" when issued; and

         o 1,732,692 shares issuable upon exercise of options under the Company's stock incentive plans which have not been granted as of December 21, 2004. We have registered the shares issuable upon exercise of the options.

         The shares which will be deemed "restricted securities" may be sold under Rule 144. Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate of the issuer, after a one year holding period. At that time, sales can be made subject to the Rule's volume and other limitations and after two years by non-affiliates without adhering to Rule 144's volume or other limitations. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the issuing entity.

                              SELLING STOCKHOLDERS

         This prospectus covers the resale by the selling stockholders of up to 18,334,772 shares of our common stock.

         The natural person holding voting and/or dispositive control over the shares owned by Western Ventures Ltd. is Mr. Amit Lederman. The address of Western Ventures Ltd. is 3 Dov Karmi Street, Tel Aviv, Israel.

         The natural person holding voting and/or dispositive control over the shares owned by Polar Properties Ltd. is Ms. Mary Lowenthal. The address of Polar Properties Ltd. is Mevot David 8, Ramat Gan, Israel.

         The following table lists the selling stockholders and certain information regarding the ownership by such selling stockholders of shares of our common stock as of December 21, 2004, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders may change from time to time. To the extent the selling stockholders or any of their representatives advise us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."

         The registration of the following shares through this registration statement allows the selling stockholders to sell their share holdings in the future on the open market and is not necessarily an indication of intent to sell the shares.


                                                          Percentage                                Shares of Common
                                                          of Common                                    Stock Owned
                                   Shares of Common       Stock Owned                             After Offering (2)(3)
                                 Stock Owned Prior to      Prior to      Shares of Common         ---------------------
                                     Offering (1)        the Offering    Stock to be Sold (2)       Number    Percent
                                 -----------------------------------------------------------------------------------
Western Ventures Ltd.                10,785,160(4)          5.5%        10,785,160 (4)              0         0%
Polar Properties Ltd.                 7,549,612(5)          3.9%         7,549,612 (5)              0         0%

--------------
* Less than 1%

(1) Includes shares of common stock and warrants to purchase shares of common stock included on this registration statement.

(2) Assumes that the selling stockholders will exercise all of their warrants into shares of common stock.

(3) Assumes all of the securities offered hereby will be sold by the selling stockholders.

(4) Includes 5,392,580 shares of common stock issuable upon exercise of warrants.

(5) Includes 3,774,806 shares of common stock issuable upon exercise of warrants.

         The common stock has the material rights and obligations discussed below and under the section entitled "Description of Securities." We have filed the agreements relating to these rights and obligations with the SEC. We urge you to read them in their entirety.

         Western Ventures Ltd. acquired its shares of common stock in a private placement transaction entered into on December 20, 2004. Under the terms of the common stock and warrant purchase agreement between Western Ventures Ltd. and us, we sold 5,392,580 shares of our common stock at a price per share representing an approximate 20% discount to the average closing price per share of $1.16 of our common stock for the ten trading days ended December 7, 2004, for the cancellation of indebtedness of $5,000,000. We also issued warrants to purchase (i) 2,696,290 shares of our common stock exercisable for a period of three (3) years from the date of issuance, at an exercise price of $1.16; and
(ii) 2,696,290 shares of our common stock exercisable for a period of six (6) months from the date of issuance, at an exercise price of $1.16. We may call up to 100% of the these warrants if our common stock price is equal to or greater than $3.00 per share for five (5) consecutive trading days prior to the date that we call the warrants. In connection with our sale of common stock pursuant to the common stock and warrant purchase agreement, we entered into a registration rights agreement pursuant to which, among other things, we agreed to use our best efforts to file a registration statement to register for resale the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, no later than thirty (30) days after the closing date and cause such registration statement to become effective as promptly as practicable after filing but no later than March 7, 2005.

         Polar Properties Ltd. acquired its shares of common stock in a private placement transaction entered into on December 20, 2005. Under the terms of the common stock and warrant purchase agreement between Polar Properties Ltd. and us, we agreed to sell 3,774,806 shares of our common stock at a price per share representing an approximate 20% discount to the average closing price per share of $1.16 of our common stock for the ten trading days ended December 7, 2004, for cash in the aggregate amount of $3,500,000. We also issued warrants to purchase (i) 1,887,403 shares of our common stock exercisable for a period of three (3) years from the date of issuance, at an exercise price of $1.16; and
(ii) 1,887,403 shares of our common stock exercisable for a period of six (6) months from the date of issuance, at an exercise price of $1.16. We may call up to 100% of the these warrants if our common stock price is equal to or greater than $3.00 per share for five (5) consecutive trading days prior to the date that we call the warrants. In connection with our sale of common stock pursuant to the common stock and warrant purchase agreement, we entered into a registration rights agreement pursuant to which, among other things, we agreed to use our best efforts to file a registration statement to register for resale the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, no later than thirty (30) days after the closing date and cause such registration statement to become effective as promptly as practicable after filing but no later than March 7, 2005.

         All of the warrants have adjustment provisions for dilution events including stock splits, stock dividends and similar transactions.

         Other than the transactions disclosed above pursuant to which the selling stockholders received the securities being registered for resale on this prospectus, and the shares of common stock and warrants we issued to the selling stockholders in our private placement on March 4, 2004, the selling stockholders are not affiliated with us and have not had any material relationship with us or our affiliates during the past three years.

                            DESCRIPTION OF SECURITIES

General

         Our authorized capital stock consists of 240,000,000 shares of common stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.01 per share. As of December 21, 2004, we have 190,512,918 shares of common stock issued and outstanding. We have reserved 20,640,208 shares of common stock for issuance upon exercise of options and warrants.

Common Stock

Voting

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

         Holders of common stock are entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for that purpose.

Rights on Liquidation

         In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities.

Pre-emptive or Redemption Rights

         Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

Preferred Stock

         Our board of directors has the authority to issue up to 6,000,000 shares of preferred stock from time to time in one or more series. Our board has the authority to establish the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the applicable qualifications, limitations or restrictions. The issuance of preferred stock may have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, the issuances could have the effect of decreasing the market price of the common stock.

         As of the date of this prospectus, we have not designated or sold any shares of preferred stock.

Anti-takeover Considerations

         Our certificate of incorporation authorizes the issuance of up to 6,000,000 shares of $0.01 par value preferred stock. The issuance of preferred stock with such rights could have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers and could discourage or prevent a change in our management. We have no present intention to issue any additional preferred stock.

         We have a classified or staggered board of directors which limits an outsider's ability to effect a rapid change of control of our board. In addition, at the 1998 Annual Meeting of Stockholders held on September 24, 1998, our stockholders approved measures to amend our certificate of incorporation and by-laws, where applicable, to:

         o implement an advance notice procedure for the submission of director nominations and other business to be considered at annual meetings of stockholders;

         o permit only the President, the Vice Chairman of our board, the Secretary or our board of directors to call special meetings of stockholders and to limit the business permitted to be conducted at such meetings to be brought before the meetings by or at the direction of our board;

         o provide that a member of our board of directors may only be removed for cause by an affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class;

         o fix the size of our board of directors at a maximum of twelve directors, with the authorized number of directors set at ten, and our board of directors having the sole power and authority to increase or decrease the number of directors acting by an affirmative vote of at least a majority of the total number of authorized directors most recently fixed by our board of directors;

         o provide that any vacancy on the board may be filled for the unexpired term (or for a new term in the case of an increase in the size of the board) only by an affirmative vote of at least a majority of the remaining directors then in office even if less than a quorum, or by the sole remaining director;

         o        eliminate stockholder action by written consent;

         o require the approval of holders of 80% of the then outstanding voting stock and/or the approval of 66 2/3% of the directors for certain corporate transactions; and

         o require an affirmative vote of 66 2/3% of the voting stock in order to amend or repeal any adopted amendments to the certificate of incorporation and bylaws adopted at the meeting.

         Those measures combined with the ability of our board of directors to issue "blank check" preferred stock and the staggered terms of the members of our board of directors, could have the effect of delaying, deterring or preventing a change in control without any further action by the stockholders. In addition, the issuance of preferred stock, without stockholder approval, on such terms as our board may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

Transfer Agent and Registrar

         Continental Stock Transfer & Trust Company is our Transfer Agent and Registrar for our common stock.

                              PLAN OF DISTRIBUTION

         The selling stockholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

         o on any U.S. securities exchange on which our common stock may be listed at the time of sale;
         o        in the over-the-counter market;
         o        in privately negotiated transactions;
         o        in connection with short sales; or
         o        in a combination of any of the above transactions.

         The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

         The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
         o negotiated transactions between the selling stockholders and purchasers without a broker or dealer.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer or sale of the shares under this prospectus.

         We have advised the selling stockholders that during the time they are engaged in distributing shares covered by this prospectus, they must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

         o may not engage in any stabilization activity in connection with our securities;
         o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and
         o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law allows a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

         We have purchased a directors and officers liability and reimbursement insurance policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        Jenkens & Gilchrist Parker Chapin LLP, New York, New York, a stockholder of our company, will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary, one of our Directors, and a stockholder in our company.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of Grant Thornton LLP, a registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


========================================================    ========================================================


We have not authorized  any dealer,  salesperson or any
other  person to give any  information  or to represent
anything other than those  contained in this prospectus
in connection with the offer contained herein,  and, if
given  or  made,   you   should   not  rely  upon  such                           18,334,772
information   or   representations   as   having   been                     SHARES OF COMMON STOCK
authorized by Xybernaut  Corporation.  This  prospectus
does not  constitute an offer of any  securities  other
than those to which it relates or an offer to sell,  or
a  solicitation  of an offer to buy,  those to which it
relates  in any  state to any  person to whom it is not
lawful to make such offer in such state.  The  delivery
of this  prospectus at any time does not imply that the                      XYBERNAUT CORPORATION
information  herein is correct as of any time after the
date of this prospectus.


                  TABLE OF CONTENTS

                                                  Page
                                                  ----

Risk Factors.........................................2
Information Regarding Forward-Looking
        Statements ..................................6
Where You Can Find More
        Information About Us.........................7
Use of Proceeds......................................8                            ____________
Dilution.............................................8
Selling Stockholders ................................9                             PROSPECTUS
Description of Securities...........................10                            ____________
Plan of Distribution ...............................13
Indemnification for Securities
        Act Liabilities.............................14
Legal Matters.......................................14                          December __, 2004
Experts ............................................14





========================================================    ========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

              Filing fee for registration statement.................$   2,762.24
              Legal fees and expenses                               $  10,000.00
              Accounting expenses...................................$   5,000.00
                                                                    ------------
              Total.................................................$  17,762.24


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Our certificate of incorporation provides that directors will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to us or our stockholders, intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. We have entered into an indemnification agreement with each of our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation or as otherwise permitted under Delaware law. Each indemnification agreement may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

         We maintain directors and officers liability policies that contain a combined limit of liability of $15,000,000 per policy year.

ITEM 16.  EXHIBITS.

NUMBER       DESCRIPTION OF EXHIBIT

4.1          Warrant issued to Western Ventures Ltd. (No. W-D04-1).
4.2          Warrant issued to Western Ventures Ltd. (No. W-D04-2).
4.3 Common Stock and Warrant Purchase Agreement, dated as of December 20, 2004, between Western Ventures Ltd. and Xybernaut Corporation.
4.4 Registration Rights Agreement, dated as of December 20, 2004, between Western Ventures Ltd. and Xybernaut Corporation.
4.5          Warrant issued to Polar Properties Ltd. (No. W-D04-3).
4.6          Warrant issued to Polar Properties Ltd. (No. W-D04-4).
4.7 Common Stock and Warrant Purchase Agreement, dated as of December 20, 2004, between Polar Properties Ltd. and Xybernaut Corporation.
4.8 Registration Rights Agreement, dated as of December 20, 2004, between Polar Properties Ltd. and Xybernaut Corporation.
5.1          Opinion of Jenkens & Gilchrist Parker Chapin LLP.
23.1         Consent of Grant Thornton LLP.
23.2 Consent of Jenkens & Gilchrist Parker Chapin LLP (included in their opinion filed hereto as Exhibit 5.1).

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on December 30, 2004.

                                    XYBERNAUT CORPORATION

                                    By:      /s/ Edward G. Newman
                                             -----------------------------------
                                             Edward G. Newman
                                             Chief Executive Officer and
                                             Chairman of the Board of Directors

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes Edward G. Newman and Steven A. Newman, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-3 and to file the same with exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated on December 30, 2004.


        Signature                             Title

/s/ Edward G. Newman                          Chief Executive Officer and
-------------------------------               Chairman of the Board of Directors
Edward G. Newman


/s/ Steven A. Newman, M.D                     President, Chief Operating Officer
-------------------------------               and Vice Chairman of the Board of Directors
Steven A. Newman, M.D.


/s/ Bruce Hayden                              Senior Vice President and Chief
-------------------------------               Financial Officer
Bruce Hayden


/s/ Martin Eric Weisberg, Esq.                Secretary and Director
-------------------------------
Martin Eric Weisberg, Esq.


                                      S-1


-------------------------------               Director
Marc Ginsberg


/s/ Alan Merten
-------------------------------               Director
Alan Merten


/s/ Phillip E. Pearce                         Director
-------------------------------
Phillip E. Pearce


/s/ James J. Ralabate                         Director
-------------------------------
James J. Ralabate


/s/ Lt. Gen. Harry E. Soyster                 Director
-------------------------------
Lt. Gen. Harry E. Soyster


/s/ Gen. Bill Tuttle                          Director
-------------------------------
Gen. Bill Tuttle


/s/ Dr. Edwin Vogt                            Director
-------------------------------
Dr. Edwin Vogt


/s/ Noritsugu Yamaoka                         Director
-------------------------------
Noritsugu Yamaoka

                                 SECURITIES AND
                                    EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------




                                   EXHIBITS TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                             ----------------------







                              XYBERNAUT CORPORATION
                       (EXACT NAME OF ISSUER AS SPECIFIED
                                 IN ITS CHARTER)

                                December 30, 2004

NUMBER       DESCRIPTION OF EXHIBIT

4.1          Warrant issued to Western Ventures Ltd. (No. W-D04-1).
4.2          Warrant issued to Western Ventures Ltd. (No. W-D04-2).
4.3 Common Stock and Warrant Purchase Agreement, dated as of December 20, 2004, between Western Ventures Ltd. and Xybernaut Corporation.
4.4 Registration Rights Agreement, dated as of December 20, 2004, between Western Ventures Ltd. and Xybernaut Corporation.
4.5          Warrant issued to Polar Properties Ltd. (No. W-D04-3).
4.6          Warrant issued to Polar Properties Ltd. (No. W-D04-4).
4.7 Common Stock and Warrant Purchase Agreement, dated as of December 20, 2004, between Polar Properties Ltd. and Xybernaut Corporation.
4.8 Registration Rights Agreement, dated as of December 20, 2004, between Polar Properties Ltd. and Xybernaut Corporation.
5.1          Opinion of Jenkens & Gilchrist Parker Chapin LLP.
23.1         Consent of Grant Thornton LLP.
23.2 Consent of Jenkens & Gilchrist Parker Chapin LLP (included in their opinion filed hereto as Exhibit 5.1).